Exhibit 10.6

EXECUTIVE CHAIRMAN AGREEMENT

THIS EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”) is made and entered into by and among US Radiology Specialists, Inc., a Delaware corporation (the “Company”), US Radiology Specialists Holdings, LLC, a Delaware limited liability company (“Parent”), and Lee Cooper (the “Executive”), dated as of December 14, 2024 and effective as of January 1, 2025 (the “Effective Date”).

WHEREAS, the Executive and the Company were parties to an Employment Agreement effective as of April 1, 2024 (the “Prior Employment Agreement”) pursuant to which the Executive agreed to serve as Chief Executive Officer of the Company;

WHEREAS, the parties wish for the Executive to transition from Chief Executive Officer of the Company to executive chairman of the Board and, in connection therewith, to amend and restate the Prior Employment Agreement to set forth the terms of the Executive’s service as executive chairman of the Board.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1. Retention. Subject to the terms and conditions set forth in this Agreement, Parent agrees to retain and the Executive accepts such retention to serve as executive chairman of the Board upon the terms and conditions set forth in this Agreement.

2. Term. The term of service under this Agreement will commence on the Effective Date and continue in effect until the date the Executive ceases to serve as a member of the Board, whether due to the Executive’s resignation, removal, death or otherwise (such period, the “Term”)

3. Capacity and Performance.

(a) During the Term, the Executive’s duties and obligations as executive chairman of the Board shall include the customary duties, responsibilities, rights, and authority commensurate with this type of position (the “Chairman Services”). The Chairman Services shall include, without limitation: (i) attendance (telephonically, electronically or in person, as agreed) at regular and special meetings of the Board and any other committees to which Chairman is appointed; (ii) assisting the Chief Executive Officer of the Company in the establishment of the agenda for meetings of the Board; (iii) leading Board meetings and overseeing all Board actions and initiatives; (iv) acting as a liaison with Board members seeking input and feedback and assisting in resolving any questions or concerns; and (v) performing any other duties for Parent or any of its affiliates as may be designated from time to time by the Board and consistent with the Executive’s position. The Executive agrees to perform the Chairman Services in accordance such policies and procedures as may be applicable to members of the Board generally from time to time. The Executive agrees that, during the Term, the Executive shall devote the equivalent of one (1) day per week of the Executive’s business time and attention to the Company Group to perform the Chairman Services.

(b) The Executive agrees that, during the Term, the Executive will not undertake any outside activity, whether or not competitive with the business of the Company Group, that could reasonably give rise to a conflict of interest or otherwise materially interfere with, or materially impair the Executive’s ability to perform, the Executive’s duties and obligations to the Company Group.

2. Compensation; Other Matters. As compensation for all services performed by the Executive:

(a) Compensation. During the Term, the Company shall pay the Executive base compensation at the rate of $150,000 per fiscal year, prorated for any partial fiscal year, payable in accordance with the payroll practices of the Company and subject to increase from time to time by the Company, in its sole discretion. Such base compensation, as from time to time it may be increased, is hereafter referred to as the “Base Compensation”.

(b) Bonus. During the Term, the Company may, in its sole discretion, pay to the Executive an annual bonus (such bonus, the “Annual Bonus”). The target Annual Bonus shall be one hundred percent (100%) of the Executive’s Base Compensation and shall be based on achievement of the Executive and the Company relative to the operating, financial and compliance targets established for each fiscal year by the Board (the “Bonus Criteria”). Performance in excess of the Bonus Criteria may increase the bonus amount as determined by the Board. The Executive must be serving as a member of the Board on the date such Annual Bonus is paid. Any Annual Bonus shall be paid following delivery of Parent’s audited financial statements during the fiscal year following the fiscal year in which any such Annual Bonus is earned.

(c) Incentive Units. Reference is made to the Common Unit Certificate dated as of November 27, 2023 (the “First Common Unit Certificate”) between Parent and the Executive and the Common Unit Certificate dated as of April 1, 2024 (the “Second Common Unit Certificate”) between Parent and the Executive. On the Effective Date, the Executive agrees that (a) 3,200,000 of the Units (as defined in the First Common Unit Certificate) issued to the Executive pursuant to the First Common Unit Certificate that have not Vested (as defined in the First Common Unit Certificate) as of the Effective Date shall expire and terminate for no consideration and (b) all of the Units (as defined in the Second Common Unit Certificate) issued to the Executive pursuant to the Second Common Unit Certificate shall expire and terminate for no consideration. As a result of the foregoing, the only Incentive Units that the Executive will hold as of the Effective Date will be 3,800,000 Units (as defined in the First Common Unit Certificate) issued to the Executive pursuant to the First Common Unit Certificate, which shall consist of 1,400,000 Vested Units and 2,400,000 Units that have not Vested yet. In addition, each of the Executive and Parent agree that the first sentence of Section 1(a) of the First Common Unit Certificate is hereby amended and restated as follows: “1,400,000 of the Units shall become Vested on November 27, 2024 and 600,000 Units shall become Vested on November 27, 2025 and each anniversary of such date thereafter if the Participant is serving as a member of the Board as of the applicable vesting date, such that all Units shall become Vested as of November 27, 2028.”

(d) Liquidity Bonuses.

(i) If (x) a 40+% Sale closes on or before June 30, 2025 and (y) the Executive remains the chairman of the Board through the closing date of such Sale, the Company will pay the Executive a bonus (the “Full Near Term Transaction Bonus”) equal to $5,000,000. If earned, the Full Near Term Transaction Bonus will be paid to the Executive less any required taxes or withholdings in a single lump sum within thirty (30) days after the closing date of such Sale.

(ii) If (x) a Sale (other than a 40+% Sale) closes on or before June 30, 2025 and (y) the Executive remains the chairman of the Board through the closing date of such Sale, the Company will pay the Executive a bonus (the “Partial Near Term Transaction Bonus”) equal to $2,500,000 If earned, the Partial Near Term Transaction Bonus will be paid to the Executive less any required taxes or withholdings in a single lump sum within thirty (30) days after the closing date of such Sale.

(iii) If (x) a Sale (other than a 40+% Sale) closes on or before June 30, 2025, (y) another Sale closes on or before June 30, 2027 (a “Subsequent Sale”) and (z) the Executive remains the chairman of the Board through the closing date of such Sale, the Company will pay the Executive a bonus (the “Subsequent Transaction Bonus”) equal to $2,500,000. If earned, the Subsequent Transaction Bonus will be paid to the Executive less any required taxes or withholdings in a single lump sum within thirty (30) days after the closing of the Subsequent Sale

(iv) If (x) a Sale closes after June 30, 2025 but before June 30, 2027, (y) the Executive didn’t otherwise receive the Full Near Term Transaction Bonus or the Partial Near Term Transaction Bonus as a result of a prior Sale and (z) the Executive remains the chairman of the Board through the closing date of such Sale, the Company shall pay the Executive a bonus (the “Long Term Transaction Bonus”) equal to $2,500,000. If earned, the Bonus will be paid to the Executive less any required taxes or withholdings in a single lump sum within thirty (30) days after the closing of the Sale.

(v) If (x) an initial public offering of common stock of Parent or any successor to Parent or any subsidiary thereof pursuant to an effective registration statement (other than on a Form S-4 or other similar form) under the Securities Act of 1933 occurs (an “IPO”) and (y) the Executive remains the chairman of the Board through the consummation of the IPO, the Company shall pay the Executive a bonus (the “IPO Bonus”) equal to $5,000,000 less, to the extent paid to the Executive prior to the consummation of the IPO, the sum of the Full Near Term Transaction Bonus, the Partial Near Term Transaction Bonus, the Subsequent Transaction Bonus and Long Term Transaction Bonus paid to the Executive. If earned, the IPO Bonus will be paid to the Executive less any required taxes or withholdings in a single lump sum within thirty (30) days after the consummation of the IPO.

(e) Business Expenses. The Company will pay or reimburse the Executive only for those business expenses incurred or paid by the Executive for travel and entertainment consistent with the Company’s directives, as communicated from time to time, and the expense policies in force at the time and in accordance with past practices. Expense reimbursement shall be subject to the requirements of Section 409A of the Internal Revenue Code and its implementing regulations.

3. Termination of Service. Either the Company or the Executive may terminate this Agreement at any time upon notice to the other party (such date of termination, the “Termination Date”). Upon termination of this Agreement, the Executive shall immediately resign as a member of the Board. Without limiting the foregoing, the Executive acknowledges and agrees that the Executive may be removed as a member of the Board, from the role of chairman thereof or from the Executive’s position as a member of any committee of the Board at any time for any reason or no reason and that nothing in this Agreement creates any obligation on the part of Parent or any equity holder of Parent or any other person to nominate or designate the Executive for membership on the Board or to vote in favor of any appointment of the Executive as a member of the Board or as chairman thereof.

4. Restricted Activities. The Executive expressly acknowledges and agrees that (1) the following restrictions on the Executive’s activities during and after the Executive’s service are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company Group, and (2) in the absence of the Executive’s agreement herein to comply with the following restrictions, neither the Company nor Parent would have been willing to enter into this Agreement:

(a) For a period beginning on the Effective Date and ending 12 months following the Termination Date (the “Restricted Period”), except with respect to activities performed in furtherance of the Executive’s obligations under this Agreement, the Executive shall not, directly or indirectly, either individually or as a partner, owner, investor, joint venturer, employee, agent, representative, officer, director, or member of any Person: (i) provide Radiology Services anywhere in the United States; (ii) directly or indirectly (A) solicit for employment, or employ or engage any individual who is or was employed by any member of the Company Group during the period of Executive’s service under this Agreement or, with respect to the portion of the Restricted Period following the Termination Date, during the 12-month period prior to the Termination Date or (B) seek to persuade any such person to discontinue employment with the Company Group; or (iii) directly or indirectly (A) solicit or encourage any Restricted Business Partner, to terminate or diminish its relationship with any member of the Company Group or (B) seek to persuade any Restricted Business Partner to conduct business with anyone else who provides Radiology Services; provided, however, that these restrictions on this clause (iii) shall apply (y) only with respect to those Persons who are or have been a Restricted Business Partner at any time within the immediately preceding 12-month period or whose business has been solicited on behalf of the Company Group by any of their officers, employees or agents within such 12-month period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for or with such Person during the Executive’s employment with the Company Group prior to the Effective Date or during the

Executive’s service on the Board or been introduced to, or otherwise had contact with, such Person as a result of the Executive’s employment with the Company Group prior to the Effective Date or service on the Board, or have had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

(b) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid or enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(c) The restrictions set forth in Section 4(a) shall not be deemed to prohibit the ownership by the Executive of not more than one percent (1%) of the shares of corporations which are publicly traded on a national stock exchange or the over-the-counter markets.

(d) The Executive has carefully considered the nature and extent of the restrictions upon the Executive, and the rights and remedies conferred upon the Company Group, under this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company Group, are fully required to protect the legitimate interests of the Company Group, and do not confer a benefit upon the Company Group disproportionate to the detriment to the Executive.

5. Confidentiality.

(a) The Executive acknowledges that the success of the Company Group depends upon the continued preservation of the confidentiality of certain information possessed by the Executive, that the preservation of the confidentiality of such information by the Executive is an essential premise of the bargain between the parties hereto, and that the Company Group would be unwilling to enter into this Agreement in the absence of this Section 5. Accordingly, the Executive hereby agrees with the Company Group that the Executive and the Executive’s Representatives will not, and the Executive will cause the Executive’s Affiliates not to, at any time on or after the Effective Date, directly or indirectly, without the prior written consent of the Company, disclose or use, any Confidential Information (other than in connection with the fulfillment of Executive’s duties hereunder); provided, that the provisions of this Section 5 will not prohibit any retention of copies of records or disclosure required by any applicable law so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same. The Executive agrees that the Executive will be responsible for any breach or violation of the provisions of this Section 5 by any of the Executive’s Representatives. The Executive understands and agrees that the restrictions in this paragraph (a) shall continue to apply after the

Executive’s service terminates, regardless of the reason for such termination. Nothing in this Agreement limits, restricts or in any other way affects the Executive communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires prior notice of the same. The Executive understands that the Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, the Executive understands that the Executive may be held liable if the Executive unlawfully accesses trade secrets by unauthorized means.

(b) All documents, records, tapes and other media of every kind and description in the possession, custody or control of the Company Group relating to the business, present or otherwise, of the Company Group and any drafts or copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company Group. The Executive shall safeguard all Documents and shall surrender to the Company at the time the Executive’s service terminates, or at such earlier time or times as the Company or its designee may specify, all Documents then in the Executive’s possession or control. For the avoidance of doubt, in order to effectuate the immediately preceding sentence, the Executive agrees that, upon termination of the Executive’s service, the Executive shall immediately cease use of, and shall return to the Company, any PC’s, laptop computers, personal digital assistants, iPads, cellular telephones, Blackberries, thumb drives and any other device capable of storing information, supplied to the Executive or paid for by any member of the Company Group, the Executive shall provide passwords to any password-protected device, and the Executive shall provide access to the Company’s designees to any such devices otherwise then in the Executive’s possession, custody or control (and any passwords thereto) in order to ensure compliance with such sentence.

6. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. At the Company’s sole cost and expense, the Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights, and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All copyrightable works that the Executive creates shall be considered “work made for hire” for the sole benefit of the Company.

7. Enforcement of Covenants. The Executive acknowledges that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restrictions imposed upon the Executive pursuant to Sections 4, 5 and/or 6 hereof and has had ample opportunity to review and discuss this Agreement, including those sections, with an attorney of the Executive’s choice. The Executive acknowledges that the restrictions imposed upon the Executive pursuant to Sections 4, 5 and/or 6 hereof are a continuation of such restrictions under the Prior Employment Agreement and in the absence of the Executive’s agreement herein to continue to comply with such, neither the Company nor Parent would have been willing to enter into this Agreement. The Executive agrees that said restrictions are necessary for the reasonable and proper protection of the Company Group, and that each and every one of the restraints is reasonable in respect to subject matter, scope, length of time and geographic area. The Executive further acknowledges that, were the Executive to breach any of Sections 4, 5 and/or 6 hereof, the damage to the Company Group would be irreparable. The Executive therefore agrees that the Company Group, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach by the Executive of any of said Sections, without having to post a bond. The parties further agree that, in the event that any provision of Sections 4, 5 and/or 6 hereof shall be determined by any court to be unenforceable by reason of its being extended over too great a time, too large a geographic area and/or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. So that the Company Group may enjoy the full benefit of the covenants contained in Section 4 above, the Executive further agrees that the Restricted Period shall be tolled, and shall not run, during the period of any breach by the Executive of such covenants. Executive further agrees that each member of the Company Group shall have the right to enforce all of the Executive’s obligations to the Company and Parent under this Agreement, including without limitation pursuant to Section 4 above. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company Group, or change in the nature or scope of the Executive’s service or other relationship with any such Person, shall operate to excuse the Executive from the performance of the Executive’s obligations under this Agreement.

8. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of the Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of the Executive’s obligations hereunder. The Executive will not disclose to or use on behalf of the Company Group any proprietary information of a third party without such party’s consent.

9. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 9 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Board” means the Board of Managers of Parent.

(b) “Company Group” means (a) the Company; (b) the Company’s Subsidiaries; (c) Parent; (d) the Subsidiaries of Parent, (d) Affiliated Physician Practices and (e) other controlled Affiliates of Parent.

(c) “Affiliated Physician Practice” means any Person with respect to which any member of the Company Group has entered into a management services agreement, business support services agreement or other similar agreement and any Subsidiary of such person.

(d) “Affiliate(s)” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of the foregoing, (i) a Person shall be deemed to control a specified Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person, and/or (ii) if such other Person is at such time a direct or indirect beneficial holder of at least 10% of any class of the equity interests of such specified Person. Affiliates shall include all Affiliated Physician Practices.

(e) “Confidential Information” means any and all information of the Company Group that is not generally known by others, and any and all information which, if disclosed by any member of the Company Group, would assist in competition against them. Confidential Information includes without limitation such information relating to the actual or planned, as applicable (i) development, research, testing, manufacturing, marketing and financial activities of the Company Group, (ii) Products, (iii) employees, independent contractors, costs, sources of supply, financial performance, budgets, projections, capital structure and strategic plans of the Company Group, (iv) identity and special needs of the customers of the Company Group and (v) people and organizations with whom any member of the Company Group has business relationships and the substance of those relationships; provided, however, that Confidential Information shall not include any information (1) that has become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions in violation of this Agreement or the acts or omissions of any person with an obligation not to disclose Confidential Information or (2) that was within the Executive’s possession prior to its being obtained by the Executive in the course of the Executive’s service (as an employee or otherwise) with the Company Group. Confidential Information also includes any information that the Company Group has received, or may receive hereafter, from others which was received by the Company Group with any understanding or agreement, express or implied, that the information would not be disclosed.

(f) “Radiology Services” means the provision of any professional radiology related consulting, management, business and/or administrative services, including without limitation, (i) providing business, management and/or administrative services to radiology practices, imaging centers and mammography centers including without limitation, owning, controlling, developing, managing and/or operating radiology medical practices, (ii) providing investment or financial services to radiology practices, imaging centers or mammography centers including without limitation, investing in or providing funding to such practices, (iii) rendering non-medical services for radiology practices, (iv) providing consulting and/or advisory services regarding business practices to radiology practices, imaging centers or mammography centers including without limitation, quality and/or risk management initiatives, financial practices, employment practices, marketing practices, payor practices, billing and collection practices and any other business, management or administrative practices, and/or (v) providing administrative oversight or management of contracts for the radiology and imaging services with hospitals, imaging centers, mammography centers, ambulatory surgery centers or any other healthcare facilities. Where “mammography centers” is used in this Agreement, that term shall also be interpreted to mean mobile mammography vans and similar/related services.

(g) “Governmental Entity” means any United States or foreign national, state, county, local, municipal or other government agency, board, commission or other authority or instrumentality, or any court or other tribunal.

(h) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others and whether or not during normal business hours or on or off the premises of the Company Group) during the Executive’s service to the Company Group (including prior to the Effective Date) that relate to either the Products or any actual or prospective activity of the Company Group or that make use of Confidential Information or any of the equipment or facilities of the Company Group.

(i) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated entity or other entity.

(j) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company Group together with all Radiology Services provided or planned by the Company Group, during the Executive’s service to the Company Group (including prior to the Effective Date).

(k) “Representative” means any director, officer, employee, agent, consultant, advisor, or other representative, including legal counsel, accountants, and financial advisors.

(l) “Restricted Business Partner” means (i) a customer, vendor, supplier, hospital or other Person engaged in business with the Company Group; or (ii) a prospective customer, vendor, supplier, hospital or other Person with which the Company Group is intending to conduct business.

(m) “Sale” means any transaction or series or combination of related transactions, other than in the ordinary course of business, whereby, directly or indirectly, at least 40% of the equity interests in Parent or at least 40% of the assets of Parent and its Subsidiaries on a consolidated basis (including the sale of the equity of any such Subsidiaries) is transferred for consideration, including, without limitation, by means of a sale or exchange of capital stock or assets, a merger or consolidation, business combination, a tender or exchange offer, a leveraged buy-out, a minority investment, a spin-off or a split-off, the formation of a joint venture or partnership, or any similar transaction; provided that a Sale shall not include a public offering of common stock of Parent or any successor to Parent or any subsidiary thereof pursuant to an effective registration statement (other than on a Form S-4 or other similar form) under the Securities Act of 1933 or the consummation of a business combination by Parent or any successor to Parent or any subsidiary thereof with a “special purpose acquisition company” pursuant to an effective registration statement on Form S-4 under the Securities Act of 1933.

(n) “40+% Sale” means a Sale involving at least 40% of the equity interests in Parent or at least 40% of the assets of Parent and its Subsidiaries on a consolidated basis (including the sale of the equity of any such Subsidiaries).

(o) “Subsidiary” shall mean any Person of which Parent (or other specified Person) shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital interests (or other units of beneficial interest) entitled to vote generally or at least a majority of the partnership, membership, joint venture or similar interests, or in which Parent (or other specified Person) or a Subsidiary thereof shall be a general partner or joint venturer without limited liability.

10. Survival. Provisions of this Agreement shall survive any termination of service if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation certain of the Executive’s obligations under Sections 4, 5, and 6 of this Agreement. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive, on the one hand, and the Company and Parent, on the other hand, to each other shall cease, except as otherwise expressly provided in this Agreement.

11. Successors. None of the Executive, the Company or Parent may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the Company, in the case of the Executive, or the Executive, in the case of the Parent or the Company; provided, however, each of the Company and Parent may assign its rights and obligations under this Agreement without the Executive’s consent to any member of the Company Group or to any Person with whom the Company or Parent shall hereafter effect a reorganization, consolidate or merger, or to whom the Company or Parent shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive, Parent and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

12. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. No breach or claimed breach of any provision of this Agreement shall excuse or extinguish the Executive’s obligations under this Agreement.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the following addresses (or to such other address as either party may specify by notice to the other actually received).

If to the Company or Parent:    c/o US Radiology Specialists, Inc.

4200 Six Forks Road, Suite 1000

Raleigh, NC 27609

Attention: General Counsel

Copy:

US Radiology Specialists, Inc.

700 East Morehead, Suite 300

Charlotte, NC 28202

Attention: General Counsel

If to the Executive:          Lee Cooper

  **

15. Entire Agreement. This Agreement and the other plans and documents specifically referred to herein constitute the entire agreement among the parties regarding the subject matter of this Agreement and such other plans and documents, and supersede all prior communications, agreements and understandings, written or oral, with respect to such subject matter, including the Prior Employment Agreement, and the parties have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein. The Executive acknowledges and agrees that the Executive’s employment with the Company has terminated as of the Effective Date, that the Executive has received all payments and benefits that the Executive is entitled to receive by virtue of the Executive’s employment with or termination from the Company (other than any accrued and unpaid salary for periods prior to such termination), and that the Executive is not entitled to any severance or other post-termination payments or benefits from the Company as a result of the Executive’s termination of employment from the Company. In determining whether to enter into this Agreement, neither party is relying upon any representation or statement made by or on behalf of the other party, except as expressly set forth herein or therein.

16. No Employment Status. Each of the parties hereto agree that the Executive’s status under this Agreement shall be that of an independent contractor and that the Executive is not an agent or employee of the Company Group. Nothing in this Agreement is intended or shall be deemed to create any employment, partnership, agency or joint venture relationship between the Executive and the Company Group and the Executive shall not be entitled to receive any benefits otherwise provided or payable to any employee of the Company Group.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive, Parent and the Company.

18. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile or email attachment), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

20. Governing Law. This Agreement, and any claim with respect to, in connection with or arising out of the negotiation, terms, effect, performance or breach or threatened breach of this Agreement or any other instrument or document delivered pursuant hereto, or any other claim or dispute howsoever arising in connection with the relationship of the parties, whether at law or in equity, whether based in contract, tort, statute or otherwise, shall be construed and enforced under and be governed in all respects by the laws of North Carolina without regard to the conflict of laws principles thereof.

21. Submission to Jurisdiction; Waiver of Jury Trial. Each party hereby irrevocably and unconditionally:

(a) submits for such party and such party’s property in any action or proceeding asserting any claim within the scope of Section 21 hereof, to the exclusive jurisdiction of the federal and state courts located in the State of North Carolina, and appellate courts from any thereof;

(b) agrees that any such action or proceeding shall be brought solely in such courts, and waives any objection that such party may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum, and agrees not to plead or claim the same to the extent permitted by applicable law or seek transfer to any court other than to such courts;

(c) agrees that service of process in any such action or proceeding may be effected by any form of notice authorized under Section 14 hereof (other than by confirmed facsimile), delivered to the party, as the case may be, at such party’s address set forth above or at such other address of which the other party shall have been notified in writing pursuant hereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives trial by jury, and consents to bench trial, in any such action or proceeding; this waiver is informed and freely made.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

US RADIOLOGY SPECIALISTS, INC.

By:	/s/ Julie Szeker
	Name:	Julie Szeker
	Title:	Vice President and Secretary

US RADIOLOGY SPECIALISTS HOLDINGS, LLC

By:	/s/ Julie Szeker
	Name:	Julie Szeker
	Title:	Secretary

/s/ Lee Cooper
Lee Cooper